Exhibit 10.3

MUTUAL GENERAL RELEASE AGREEMENT

This MUTUAL GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into as of September 11, 2015, by and between each of the undersigned (each, a “Party” and collectively, the “Parties”).

WHEREAS, RW LSG Holdings LLC (“RW LSG”) has previously, from time to time, purchased from Lighting Science Group Corporation, a Delaware corporation (the “Company”) various securities of the Company pursuant to various agreements (“Company Securities”), and certain affiliates of the RW LSG have from time to time performed certain services and entered into various other agreements, arrangements and understandings with the Company in addition to those entered into by RW LSG in its capacity as a holder of Company Securities (“Additional Arrangements”); and

WHEREAS, the Company has requested that RW LSG agree to amend the terms of certain of the Company Securities, and consent to certain other actions being taken by the Company, and in connection with and as a condition to such amendment and consent, the Parties have agreed to enter into this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and promises expressed herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

1.     Release of Known and Unknown Claims.

(a)     Each Party, on behalf of itself and each and all of its affiliates (including without limitation (i) in the case of the Company, Pegasus Capital Advisors L.P. and its affiliates, and (ii) in the case of RW LSG, Riverwood Capital Partners, L.P. and its affiliates) and their current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns (collectively, “Representatives”) hereby irrevocably and unconditionally releases and forever discharges (in such capacity, a “Releasor”) each other Party, such other Party’s predecessors and their respective Representatives (in such capacity, each, a “Releasee”), from any and all charges, complaints, claims, liabilities, controversies, damages, actions, causes of action, suits, rights, demands, costs, attorneys’ fees, losses, penalties, fines, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including without limitation claims under any Federal, state or foreign securities laws and the rules and regulations promulgated thereunder (each a “Claim”) which such Releasor now has, owns or holds, or claims to have, own or hold, or at any time heretofore had, owned or held, or claimed to have, owned or held against any Releasee, in each case related to or arising from actions or omissions occurring prior to the date hereof and related to or arising from any Additional Arrangements or such Releasor’s or Releasee’s interests in the Company or any Company Securities (each a “Released Claim”).

(b)     Notwithstanding the foregoing, “Released Claim” shall not include any claim by a Releasor solely in its individual capacity as a director or officer of the Company or any of its Subsidiaries, and this Agreement shall in no way limit the rights or obligations of any director or officer of the Company or any of its subsidiaries with respect to the exercise by such individual of his or her fiduciary duties solely in such individual capacity, nor affect (i) any right of any director or officer of the Company or any of its subsidiaries solely in its individual capacity as such to insurance, indemnification, expense reimbursement or similar compensation and benefits, (ii) any Claim that is the subject of a currently pending litigation (including any litigation where the current judgment is subject to appeal), insurance, indemnification or expense reimbursement claim, or (iii) the rights and obligations of the parties under the Equity Purchase Agreement, dated September 11, 2015 between LSGC Holdings III LLC and RW LSG, and the Membership Purchase Option, dated September 11, 2015, between LSGC Holdings III LLC and Riverwood Capital Partners, L.P..

(c)     As used herein: “affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and “Person” means any individual, corporation, partnership, limited liability company, joint venture or other entity.

2.     Non-Interference Covenant. For a period of three years after the date hereof, each Party agrees not to, and to cause their respective affiliates (including without limitation (i) in the case of the Company, Pegasus Capital Advisors L.P. and its affiliates, and (ii) in the case of RW LSG, Riverwood Capital Partners, L.P. and its affiliates) not to, cause, induce or encourage any supplier, distributor, customer, consultant, vendor, retailer or other entity that performs a similar function for, or any other person or entity who has a material business relationship with, the other Party and its controlled affiliates, to terminate or materially adversely modify any such relationship, including without limitation by publicly making or publishing negative or disparaging remarks that are known or intended to have such effect.

3.     Right to Consult an Attorney. Each Party expressly acknowledges and agrees that it: (i) has been advised to consult with an attorney (who is familiar with the provisions of California Civil Code Section 1542) before signing this Agreement; (ii) has carefully read this Agreement in its entirety, (iii) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with its independent legal counsel, or has had a reasonable opportunity to do so; (iv) has had answered to its satisfaction by its independent legal counsel any questions it has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (v) is signing this Agreement voluntarily and of its own free will and agrees to abide by all the terms and conditions contained herein.

4.	Waiver of California Civil Code Section 1542.

(a)     Each Party hereby expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance and consequences of such specific waiver of California Civil Code Section 1542.

(b)     Each Party acknowledges and understands that California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, each Party expressly acknowledges and agrees that the release set forth in Section 1 above is intended to include and does include in its effect, without limitation, all such claims which such Party does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

5.     Series H Preferred Stock Rights. The Company has been informed and provided a copy of that certain Membership Interest Purchase Option (the “Pegasus Call Option”), dated as of the date hereof, by and between Riverwood Capital Partners, L.P. and the LSGC Holdings III LLC (“Holdings III”). As additional consideration for entering into this Agreement, RW LSG agrees that if Holdings III has properly delivered an exercise notice pursuant to the Pegasus Call Option, RW LSG shall not exercise the “Optional Redemption Right” as defined in and pursuant to the Certificate of Designation of Series H Convertible Preferred Stock (as may be amended from time to time, the “Series H Certificate of Designation), or otherwise submit any shares of Series H Convertible Preferred Stock to the Company for “Redemption” as defined in and pursuant to the terms of the Series H Certificate of Designation, or initiate or exercise rights with respect to a “Control Event” as defined in and pursuant to the Series H Certificate of Designation, in each case from the time of such exercise through the Closing (as defined in the Pegasus Call Option) (unless such exercise is abandoned or terminated).

6.     Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Releasees that such Party has not assigned, transferred, subrogated, purported to assign any Released Claim.

7.     Non-Assistance. Each Party agrees that it will not, and will not cause any of its Representatives to, voluntarily promote, assist, or participate in any other Claims against the other Releasees with respect to the Company or the Company Securities unless compelled to do so by court order, duly authorized subpoena, or order of a valid governmental authority.

8.     No Admissions. Nothing contained herein is an admission of wrongdoing or liability by any of the Parties, their Representatives or the other respective Releasees.

9.     Miscellaneous.

(a)     This Agreement shall be binding on the Parties and, as applicable, upon their heirs, administrators, Representatives, executors, successors and assigns, and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

(b)     The Parties acknowledge that the Parties and, if represented, their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

(c)     As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(d)     No waiver by any of the Parties of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

(e)     If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, such portion shall be deemed modified in such manner as to render such portion valid, legal and enforceable to the fullest extent permitted by law in such jurisdiction. The legality, validity and enforceability of the remaining parts shall not be affected.

(f)     Any amendment or modification of this Agreement must be in writing, and signed by each Party.

(g)     This Agreement, together with the documents expressly referenced herein, contains all of the terms and conditions agreed upon by the Parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement are of no force or effect.

(h)     For the purpose of this Agreement, all communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, sent via electronic mail to the respective email address or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery, electronic mail or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to RW LSG Holdings, LLC, to:

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Tel: (650) 618-7300

Fax:  (650) 618-7114

Email: jeff@rwcm.com

with a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Tel: (650) 251-5000
Fax: (650) 251-5002

Email: kjensen@stblaw.com

If to the Company:

Lighting Science Group Corporation
1830 Penn Street
Melbourne, FL 32901
Attention: Philip J. Ragona, General Counsel
Tel: (321) 779-5520
Fax: (321) 779-5521
Email: phil.ragona@lsgc.com

With a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219
Attention: Ryan R. Cox
Tel: (214) 651-5273
Fax: (214) 200-0534
Email: ryan.cox@haynesboone.com

(i)     This Agreement and the rights, duties and obligations of the parties hereto shall be interpreted, construed, performed, and enforced in accordance with and shall be governed by the laws of the State of Delaware, without giving effect to its conflict of law provisions.

(j)     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall constitute one and the same instrument together. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement

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IN WITNESS WHEREOF, the parties have executed this Mutual General Release Agreement on the dates set forth below.

Lighting Science Group Corporation

By:	/s/ Ed Bednarick
Name:	Ed Bednarcik
Title:	Chief Executive Officer

RW LSG HOLDINGS LLC

By: Riverwood Capital Management, L.P.,
its Managing Member

By: Riverwood Capital Management Ltd.,
its General Partner

By:	/s/ Thomas J. Smach
Name:	Thomas J. Smach